THIRD AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (the "Amendment") is executed as of December 10, 2007, by and between Galaxy Nutritional Foods, Inc., a Delaware corporation (the “Corporation”), and Michael E. Broll (the “Employee”).

WHEREAS, the Corporation and the Employee entered into an employment agreement dated July 8, 2004, as amended (the “Employment Agreement”); and,

WHEREAS, the Parties desire to amend provisions of the Employment Agreement relating to certain transactions involving a “Sale of the Corporation” as further described herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.  Section 7 of the Employment Agreement is hereby amended to add a new subsection C as follows:

“C. Termination Following a Sale of the Corporation. In the event of a Sale of the Corporation (as hereinafter defined), then upon ten (10) days prior notice from the Employee to the Corporation given at anytime within 6 months after such Sale of the Corporation, the Employee may terminate his employment with the Corporation and, in such event, he shall be entitled to receive one year of his base salary (as in effect before the Sale of the Corporation), payable at the option of the Corporation in a lump sum or over a period of one year on the Corporation’s normal payroll dates and subject to typical payroll deductions. The term “Sale of the Corporation” shall mean a transaction (or series of related transactions) pursuant to which the acquiror(s) acquire(s) (i) at least sixty (60%) of the equity securities of the Company then outstanding (whether by merger, consolidation, sale or transfer of the Company’s shares of capital stock or otherwise), or (ii) all or substantially all of the Company’s assets (whether by way of sale of equity securities or assets), other than any transaction (or series of related transactions) under either clause (i) or (ii) above in which Frederick Deluca and/or his affiliates are the acquiror. In no event shall the Employee be entitled to payment under this Section 7.C. if he is then receiving (or entitled to receive) payments under Section 7.B. hereof.”

2.  Section 9 of the Employment Agreement is hereby amended to add the following sentence to the end of the Section: “In addition, nothing herein shall prohibit the Employee from serving on the board of directors (or similar managing boards) of other companies that are not competitive with the Company and which board service is approved by the Chairman of the Company.”

3.  Except as expressly amended in this Amendment, all terms, covenants and provisions of the Employment Agreement are and shall remain in full force and effect without further modification or amendment. This Amendment shall be deemed incorporated into, and made a part of, the Employment Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date set forth above.

“Corporation”
Galaxy Nutritional Foods, Inc.

By:	/s/ David H. Lipka
Print Name:	David H. Lipka
Print Title:	Chairman of the Board

“Employee”

/s/ Michael E. Broll
Michael E. Broll